Clean Harbors, Inc.
42 Longwater Drive
P.O. Box 9149
Norwell, MA 02061-9149

November 1, 2022
Eric W. Gerstenberg
c/o Clean Harbors Environmental Services, Inc.
42 Longwater Drive
Norwell, MA 02061-9149
Dear Eric,
The Board of Directors of Clean Harbors, Inc. (which, together with its subsidiaries and affiliated companies, is collectively referred to below as the “Company”) is pleased to offer you, effective as of March 31, 2023 (the “Effective Date”), the position of Co-Chief Executive Officer and Co-President, reporting directly to the Board. You will serve in that capacity along with Mike Battles, who will share the same titles, authorities and responsibilities as described in the Company’s By-Laws and Massachusetts law, subject to periodic review by the Board of Directors. This position will continue to be based in our Norwell, MA headquarters.
The terms set forth in this offer will become effective on March 31, 2023, provided you accept this offer and continue to be employed by the Company prior to the Effective Date in your current office as Executive Vice President and Chief Operating Officer.
Base Salary:
Your base salary will be at the rate of $900,000.00 annually ($37,500.00 paid semi-monthly).
Short-Term Incentive:
You will be eligible to continue to participate in the Company's Management Incentive Plan (“MIP”), with a cash bonus target opportunity of 150% of your base salary (determined, with respect to all of fiscal 2023, by reference to the base salary noted above, notwithstanding the March 31, 2023 effective time of such base salary). As you are aware from your prior experience as a participant under the MIP, the MIP is based on annual achievement of the Company’s targets as established by the Board of Directors’ Compensation Committee (which for 2023 are based on the Company’ s revenue, Adjusted EBITDA, Adjusted Free Cash Flow, and TRIR) as well as achievement of individual (“SEIP”) goals set for you by the Compensation Committee and tied to the Company's priorities.
Long-Term Incentive:
You will also be eligible to continue to participate in the Company’s Key Employee Long-Term Incentive Program (“LTEIP”) and time-based restricted stock program under the Company’s 2020 Stock Incentive Plan. For 2023, you will receive performance shares having a grant date market value of 85% of your base salary and time-vesting shares having a grant date market value equal to 285% of your base salary. As you are aware from your prior receipt of both performance shares and time-vesting shares, the performance shares will vest only to the extent that the Company achieves certain performance goals established on an annual basis by the Compensation Committee (which for 2023 are based on the Company’s Adjusted EBITDA Margin and Adjusted ROIC) and then vest over a five-period period based on continued employment, and the time-vesting shares will vest over a five-year period from the grant date contingent on continued employment.
Severance Agreement:
As a Key Employee, you will, if your employment is terminated on or after the Effective Date, also potentially be eligible to receive certain benefits under the amended and restated Severance Agreement and related Confidentiality and Non-Competition Agreement which are being delivered to you along with this offer letter provided you sign such Agreements and comply with the terms thereof in the future. If your employment were to be terminated prior to the Effective Date, you would continue to be potentially eligible to receive certain benefits under the existing Severance Agreement and related Confidentiality and Non-Competition Agreement between you and the Company.
Offer Contingencies:
This offer of employment is contingent upon and your review and signing of this offer letter and the amended and restated Severance Agreement and Confidentiality and Non-Competition Agreement described above.
It is mutually understood that employment with the Company is “at will” in nature, which means you may resign at any time and the Company may terminate your employment at any time with or without cause. It is also mutually understood that a continuing condition of your employment is your agreement to comply with the Company’s Standards of Ethical Professional Conduct, and with various other Company Policies and Procedures which may be adopted from time to time.
Please sign below, indicating that you have reviewed this offer of employment and accept the provisions as stated. If you have any questions about this offer, please feel free to contact me.

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Sincerely,

Clean Harbors, Inc.

By: /s/ Eugene Banucci
Eugene Banucci, Lead Director

Accepted and agreed as of the date specified above:

/s/ Eric W. Gerstenberg
Eric W. Gerstenberg